Exhibit 99.1

For further information contact:

Investor Relations:

Jesse Jenkins

901.597.8259

Jesse.Jenkins@servicemaster.com

Media:

James Robinson

901.597.7521

James.Robinson@servicemaster.com

ServiceMaster Names Deborah H. Caplan to Board of Directors

MEMPHIS, TENN. — July 29, 2019  —ServiceMaster Global Holdings, Inc. (NYSE: SERV), a leading provider of essential services to residential and commercial customers in the termite, pest control, cleaning and restoration markets, today announced the appointment of Deborah H. Caplan to its board of directors.

Caplan is the executive vice president of Human Resources and Corporate Services for NextEra Energy, Inc., a leading clean energy company, where she is responsible for all aspects of workforce management. Ms. Caplan has a diverse set of experiences, spanning aviation, financial services and the energy industry, in several different functions, including human resources, operations, supply chain and engineering.

“Deborah is a strong addition to the board,” said ServiceMaster Chairman Naren Gursahaney. “She is an adept strategist and innovator and will offer great counsel and support in the company’s journey toward long-term, sustainable growth.”

“I’m pleased to have Deborah join our board at such an exciting time,” said Chief Executive Officer Nik Varty. “Her rich set of experiences in customer service, people management, Six Sigma and operations will be a great asset to our leadership team as we continue to fulfill our commitments to Serve, Care and Deliver.”

Ms. Caplan, a proven executive with a history of building cultures founded in strong values, also served as NextEra Energy’s vice president of integrated supply chain, and as vice president and chief operating officer of Florida Power & Light Company, a subsidiary of NextEra Energy, Inc. Prior to joining NextEra Energy, Ms. Caplan worked at General Electric Company as the senior vice president of global operations for Vendor Financial Services.

“I’m excited to join the ServiceMaster board and the transformation journey of this organization,” added Caplan. “The ServiceMaster leadership team has set an exciting new vision, to create cleaner, healthier, safer environments, and this will resonate for home and business owners around the world.”

About ServiceMaster

ServiceMaster Global Holdings, Inc. is a leading provider of termite and pest control, cleaning and restoration services in both the residential and commercial markets,  operating through an extensive service network of more than 8,000 company-owned locations and franchise and license agreements. The company’s portfolio of well-recognized brands includes AmeriSpec (home inspections), Copesan (commercial national accounts pest management), Furniture Medic (cabinet and furniture repair), Merry Maids (residential cleaning), ServiceMaster Clean (commercial cleaning), ServiceMaster Restore (restoration and reconstruction), Terminix (termite and pest control) and Terminix Commercial (commercial termite and pest control). The company is headquartered in Memphis, Tenn. Go to www.servicemaster.com for more information about ServiceMaster or follow the company at twitter.com/ServiceMaster or Facebook.com/ServiceMaster.